Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS FIRST QUARTER 2017 RESULTS

Strong Demand Drives Rent and Occupancy Higher

Portfolio Expansion, Implementation and Execution of NXRT Value-Add Strategies Drive Year-Over-Year Same Store and Total Revenue Growth of 7.3% and 10.4%, Respectively

Dallas, TX, May 2, 2017 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	NXRT paid a first quarter dividend of $0.220 per share of NXRT common stock on March 31, 2017.

•	NXRT reported Net Income (Loss), FFO[1], Core FFO[1] and AFFO[1] of ($3.6M), $8.0M, $8.1M and $9.1M, respectively, attributable to common stockholders.

•	Same Store average rent, total revenue and NOI[1] increased 5.3%, 7.3%, and 8.4%, respectively.

•	During the first quarter of 2017, NXRT acquired Hollister Place, a 260-unit property in Houston, Texas, for $24.5 million.

•	The weighted average effective monthly rent per unit and physical occupancy across all 40 properties held as of March 31, 2017, consisting of 13,225 units, improved to $883 and 94.6%, respectively.

•	NXRT completed upgrades on 430 units and leased 353 upgraded units during the first quarter of 2017, achieving an average monthly rental increase of $91 and a 21.1% ROI on those units. Since inception, NXRT has completed 4,460 upgrades and achieved an $86 average monthly rental increase per unit, equating to a 20.7% ROI on all units leased through March 31, 2017.

•	On March 27, 2017, NXRT entered into an interest rate swap transaction with a notional amount of $100.0 million, bringing the total notional amount of NXRT’s outstanding interest rate swaps to $500.0 million. These interest rate swaps effectively replace one-month LIBOR on $500.0 million, or 68%, of NXRT’s floating rate debt outstanding as of March 31, 2017 with a weighted average interest rate of 1.1879%. See “Subsequent Events” for more information on an additional $50 million of swaps entered into subsequent to quarter end.

•	On March 13, 2017, NXRT’s board of directors, including the independent directors, unanimously approved the renewal of the Advisory Agreement with the Adviser for a one-year term that expires on March 16, 2018.

1.	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

“NXRT had another strong quarter, with the Company’s execution of its value-add strategy producing outsized revenue growth and 20%+ ROIs on upgraded units. We are also pleased to report continued success with our capital recycling plans, with the recent completion of four dispositions for aggregate gross sale proceeds of $83.9 million. The dispositions yielded a combined levered IRR of approximately 40.7% and a 2.41x multiple on invested capital,” said NXRT Chairman and President, Jim Dondero. “Looking ahead, we expect strong U.S. mid-market renter demand to continue in 2017 and remain focused on driving internal growth through our value-add programs, while improving the quality of our affordable portfolio through tax-efficient capital recycling programs.”

First Quarter 2017 Financial Results

•	Total revenues were up 10.4% to $37.0 million, compared to $33.5 million for the first quarter of 2016.

•	Net loss attributable to common stockholders totaled $3.6 million, or a loss of $0.17 per diluted share, which included depreciation and amortization attributable to common stockholders of $11.6 million. This compared to a net loss attributable to common stockholders of less than $0.1 million, or less than $0.01 per diluted share, for the first quarter of 2016, which included depreciation and amortization attributable to common stockholders of $8.7 million. The difference was primarily related to increased depreciation and amortization costs and increased interest expense from the $108 million of credit and bridge financing we obtained to acquire the H2 portfolio and Hollister Place.

•	NOI¹ was up 11.4% to $19.7 million, compared to $17.7 million for the first quarter of 2016.

•	FFO¹ totaled $8.0 million, or $0.38 per diluted share, compared to $8.6 million, or $0.41 per diluted share, for the first quarter of 2016. The difference was primarily related to increased interest expense from the $108 million of credit and bridge financing we obtained to acquire the H2 portfolio and Hollister Place.

•	Core FFO¹ totaled $8.1 million, or $0.38 per diluted share, compared to $8.6 million, or $0.41 per diluted share, for the first quarter of 2016.

•	AFFO¹ totaled $9.1 million, or $0.43 per diluted share, compared to $8.9 million, or $0.42 per diluted share, for the first quarter of 2016.

Same Store Properties Operating Results

There are 35 properties encompassing 11,409 units of apartment space in our same store pool for the first quarter of 2017 (our “Same Store” properties). For our Same Store properties, we recorded the following operating metrics for the first quarter of 2017 as compared to the first quarter of 2016:

Operating Metric	Q1 2017	Q1 2016	% Change
Occupancy (1)	95.0%	94.4%	0.6%
Average Effective Monthly Rent Per Unit (2)	$857	$813	5.3%
Rental income (in thousands)	$26,979	$25,537	5.6%
Other income (in thousands)	$4,371	$3,672	19.0%
NOI (in thousands)	$16,847	$15,540	8.4%

(1)	Occupancy is calculated as the number of units occupied as of March 31 for the respective year, divided by the total number of units, expressed as a percentage.
(2)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of March 31 for the respective year minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of March 31 for the respective year.

Acquisition of Property

As mentioned above, on February 1, 2017, NXRT acquired Hollister Place, a 260-unit property in Houston, Texas, for $24.5 million. NXRT drew $14.0 million on its $30.0 million credit facility and used $12.0 million of the proceeds drawn to fund a portion of the purchase price and planned value-add improvements to the property. NXRT also placed a first mortgage on the property with a principal amount of approximately $13.5 million, a floating interest rate of 2.24% over one-month LIBOR and an 84-month term.

Property Name	Location	Date of Acquisition	Purchase Price	Debt	# Units	Effective Ownership
Hollister Place	Houston, Texas	February 1, 2017	$24,500	$24,500	260	100%

Following the disposition of Regatta Bay, which we expect to close in June 2017, we will complete the reverse 1031 exchange and expect to pay down the $14.0 million previously drawn on the credit facility.

Value-Add Programs

For the three months ended March 31, 2017, we completed full and partial renovations on 430 units at an average cost of $5,115 per renovated unit. Since inception, for the properties in our portfolio as of March 31, 2017, we have completed full and partial renovations on 4,460 units at an average cost of $4,893 per renovated unit that has been leased as of March 31, 2017. We have achieved average rent growth of 10.6%, or an $86 average monthly rental increase per unit, on all units renovated and leased from inception through March 31, 2017, resulting in a return on investment on capital expended for interior renovations of 20.7%.

The following table sets forth a summary of our capital expenditures related to our value-add program for three months ended March 31, 2017 and 2016 (in thousands):

	For the Three Months Ended March 31,
Rehab Expenditures	2017	2016
Interior (1)	$2,446	$2,137
Exterior and common area	1,404	4,321

Total rehab expenditures	$3,850	$6,458

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs.

Second Quarter 2017 Dividend

On May 1, 2017, NXRT’s board of directors declared a quarterly dividend of $0.220 per share of NXRT common stock. The dividend will be paid on June 30, 2017 to stockholders of record on June 15, 2017.

Share Repurchase Program

During the three months ended March 31, 2017, the Company did not purchase any shares of its common stock. The cost of the shares previously repurchased is included in common stock held in treasury at cost on the consolidated balance sheet as of March 31, 2017. As of March 31, 2017, the Company had 21,293,825 million shares of its common stock issued and 21,043,669 shares outstanding.

Subsequent Events

Sales of Multifamily Properties

The Company sold four properties subsequent to March 31, 2017 for cumulative gross sale proceeds of $83.9 million, while the combined returns totaled an IRR of approximately 40.7% and a 2.41x multiple on invested capital. Additional information regarding these sales is provided in the table below (thousands) (unaudited):

Property Name (1)	Location	Date of Sale	Sales Price	Debt Outstanding (2)		Net Cash Proceeds (3)		Real Estate Carrying Value, net (2)
The Miramar Apartments (4)	Dallas, Texas	April 3, 2017	$16,550	$8,400		$16,326		$9,958
Toscana (5)	Dallas, Texas	April 3, 2017	13,250	—	(6)	12,949		8,756
The Grove at Alban	Frederick, Maryland	April 3, 2017	27,500	18,374		27,020		22,506
Twelve 6 Ten at the Park (4)	Dallas, Texas	April 27, 2017	26,600	15,711		26,350		21,379

			$83,900	$42,485		$82,645	(7)	$62,599

(1)	Properties were classified as held for sale as of March 31, 2017.
(2)	As of March 31, 2017.
(3)	Represents sales price, net of closing costs.
(4)	The Company completed the reverse 1031 Exchange of Old Farm with the sales of The Miramar Apartments and Twelve 6 Ten at the Park. Legal title to Old Farm was transferred to the Company on April 27, 2017.
(5)	The Company completed the reverse 1031 Exchange of Stone Creek at Old Farm with the sale of Toscana. Legal title to Stone Creek at Old Farm was transferred to the Company on April 3, 2017.
(6)	Toscana was released from the collateral pool of the $300 Million Credit Facility upon the sale.
(7)	The Company used cash on hand plus its share of the proceeds, net of distributions to noncontrolling interests, from the sales of these properties to retire the entire $30.0 million outstanding on its 2016 Bridge Facility and to pay down $10.0 million of the $29.0 million outstanding on its $30 Million Credit Facility.

Interest Rate Swap Agreement

On April 3, 2017, the Company, through the OP, entered into an interest rate swap transaction with KeyBank. The following table contains summary information regarding the interest rate swap transaction (dollars in thousands):

Trade Date	Effective Date	Termination Date	Notional Amount	Fixed Rate	Floating Rate Option

April 3, 2017	May 1, 2017	April 1, 2022	$50,000	1.9610%	One-month LIBOR

As of May 1, 2017, the Company has entered into six interest rate swap transactions with a combined notional amount of $550.0 million, effectively fixing the interest rate on approximately 84% of its $655.0 million of total floating rate debt outstanding as of May 2, 2017. The interest rate swaps effectively replace the floating interest rate (one-month LIBOR) with respect to that amount with a weighted average fixed rate of 1.2582%.

Potential Sale of Multifamily Property

The Company is under contract to sell Regatta Bay in Seabrook, Texas to an unaffiliated third party. The total carrying value of Regatta Bay as of March 31, 2017 was approximately $17.2 million, representing approximately 1.8% of the Company’s total net real estate assets as of March 31, 2017. Regatta Bay was classified as held for sale as of March 31, 2017.

Reaffirmation of 2017 Full Year Guidance

The Company is reaffirming its 2017 guidance range for Revenue, Net Income, NOI1, FFO1, Core FFO1 and AFFO1 as follows:

	Low-End	Mid-Point	High-End	% change from 2016 at midpoint

Revenue	$142.0M	$143.0M	$144.0M	7.6%
Net Income	$26.3M	$27.3M	$28.3M	5.3%
NOI	$75.0M	$76.0M	$77.0M	9.2%
FFO/sh	$1.55	$1.60	$1.64	9.6%
Core FFO/sh	$1.58	$1.62	$1.67	12.5%
AFFO/sh	$1.80	$1.85	$1.89	18.6%
Acquisitions (1)	$24.5M	$24.5M	$24.5M	N/A
Dispositions	$100.0M	$115.0M	$130.0M	N/A

(1)	On February 1, 2017, NXRT acquired Hollister Place for $24.5 million. No further acquisition activity is assumed for the remainder of 2017.

See the “Definitions and Reconciliations” section of this press release for a reconciliation of 2017 Full Year Non-GAAP Guidance to 2017 Full Year net income guidance.

Additional information on first quarter results and 2017 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Financial Materials section under Investor Relations on the Company’s website at www.nexpointliving.com.

First Quarter Earnings Conference Call

NXRT will host a call to discuss its first quarter results on Tuesday, May 2, 2017 at 11:00 a.m. ET. The number to call for this interactive teleconference is (888) 298-3465, or for international callers, (719) 325-2111 in each case using passcode 2243429. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Tuesday, May 9, 2017, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 2243429.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is

externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding expected property acquisitions and dispositions and the use of proceeds therefrom, expected redevelopment of units as part of our value add program, and NXRT’s strategy and guidance for financial results for the full year 2017 and the outlook for the renter’s market in 2017. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Definitions and Reconciliations

This press release includes analysis of funds from operations, or FFO, core funds from operations, or Core FFO, adjusted funds from operations, or AFFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, Core FFO, AFFO, and NOI, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the first quarter of 2017 includes 35 properties totaling 11,409 units, or approximately 86% of the Company’s 13,225 units.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) loss before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, prepayment penalties on the early retirement of debt, the amortization of deferred financing costs incurred in connection with obtaining short-term financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests related to these items. AFFO is calculated by adjusting our Core FFO in order to arrive at a more refined measure of operating performance by adding back items such as equity-based compensation expense and the amortization of deferred financing costs incurred with connection with obtaining long-term debt financing, and the noncontrolling interests related to these items.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three months ended March 31, 2017 and 2016 (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2017	2016
Net income (loss)	$(3,304)	$291
Depreciation and amortization	12,443	9,612
Adjustment for noncontrolling interests	(1,123)	(1,260)

FFO attributable to common stockholders	8,016	8,643

FFO per share - basic	$0.38	$0.41

FFO per share - diluted	$0.38	$0.41

Change in fair value on derivative instruments - ineffective portion	20	—
Amortization of deferred financing costs - acquisition term notes	94	—
Adjustment for noncontrolling interests	(2)	—

Core FFO attributable to common stockholders	8,128	8,643

Core FFO per share - basic	$0.39	$0.41

Core FFO per share - diluted	$0.38	$0.41

Amortization of deferred financing costs - long term debt	438	324
Equity-based compensation expense	608	—
Adjustment for noncontrolling interests	(33)	(25)

AFFO attributable to common stockholders	9,141	8,942

AFFO per share - basic	$0.43	$0.42

AFFO per share - diluted	$0.43	$0.42

Dividends declared per common share	$0.220	$0.206

FFO Coverage - diluted	1.71x	1.97x
Core FFO Coverage - diluted	1.74x	1.97x
AFFO Coverage - diluted	1.95x	2.04x

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, and (7) expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property level for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and Same Store NOI for the three months ended March 31, 2017 and 2016 to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended March 31,
	2017	2016
Net income (loss)	$(3,304)	$291
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,825	1,616
Corporate general and administrative expenses	1,333	782
Property general and administrative expenses (1)	231	151
Depreciation and amortization	12,443	9,612
Interest expense	7,159	5,226

NOI	$19,687	$17,678

Less Non-Same Store
Revenues	(5,641)	(4,302)
Operating expenses	2,801	2,164

Same Store NOI	$16,847	$15,540

(1)	Adjustment to net income (loss) to exclude expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

There are 35 properties meeting this definition for the first quarter of 2017: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Toscana, The Grove at Alban, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossings at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Twelve 6 Ten at the Park, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704, Madera Point, The Pointe at the Foothills, and Venue at 8651.

Reconciliation of Guidance for 2017 NOI, FFO, Core FFO and AFFO

The Company anticipates that net income will be in the range between $26.3 million to $28.3 million for the full year. The difference between net income and FFO is depreciation and amortization, which is anticipated to be $39.0 million to $41.0 million for the full year 2017, and gain on sales of real estate which is anticipated to be approximately $31.0 million for the full year 2017. The difference between FFO and Core FFO is prepayment penalties, which are anticipated to total approximately $0.6 million for the full year 2017, amortization of deferred financing costs on short term financing, to the extent excluded from FFO, which is anticipated to total approximately $0.1 million for the full year 2017. The difference between Core FFO and AFFO is amortization of deferred financing costs on long-term debt financing, to the extent excluded from FFO and Core FFO, which is anticipated to total approximately $1.4 million for the full year 2017, and equity-based compensation expenses, which is anticipated to total approximately $2.8 million for the full year 2017. The difference between net income and NOI is advisory and administrative fees, corporate general and administrative expenses, certain property general and administrative expenses, depreciation and amortization, interest expense, and gain on sales of real estate, which are anticipated to total approximately $47.7 million to $49.7 million for the full year 2017. 2017 Full Year Guidance assumes $24.5 million of acquisition activity and $115 million of disposition activity for the full year 2017. For purposes of calculating per share data, the Company assumes a weighted average diluted share count of 21.40 million for the full year 2017.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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